Exhibit (c)(7)

Presentation to the Special Committee of the Board of Directors June 2, 2007 Project Honor

Project Honor

CONFIDENTIAL

Table of Contents

Section 1	Situation Overview
Section 2	Review of Loyal Operating Outlook
Section 3	Valuation Summary
Appendix A	Supplemental Analysis
Appendix B	Other Considerations

Morgan Stanley

Project Honor Section 1 Situation Overview

CONFIDENTIAL

Project Honor

Situation Overview

Transaction Summary

- **Under the revised proposal, shareholders would receive $1.50 more consideration and would likely receive that payment earlier than under the January proposed transaction**

	Current			January 2007		
Transaction:	• Up-front tender offer for all outstanding shares, followed by back-end merger for the remaining shares • Shareholder tender with majority tender requirement			• Merger of L Curve Sub into Loyal, with Loyal continuing as the surviving corporation • Shareholder vote with majority vote requirement		
Purchase Price:	• $62.00 / share in cash – Aggregate Value: $3.8Bn – Equity Value: $3.4Bn			• $60.50 / share in cash – Aggregate Value: $3.7Bn – Equity Value: $3.3Bn		
	Date	Premium		Date	Premium	
	January 5th	25%		January 5th	22%	
	30 Trading Day Average(1)	22%		30 Trading Day Average(1)	19%	
	30 Days Prior(1)	27%		30 Days Prior(1)	24%	
Transaction Multiples:		P/E Multiple	EBITDA Multiple		P/E Multiple	EBITDA Multiple
	3/31/07 LTM	30.8x	17.5x	9/30/06 LTM	33.8x	18.8x
	2006A	30.7x	18.1x	2006E - Company	29.7x	17.6x
				2006E - Research	30.8x	18.1x
	2007E - Research	25.2x	15.1x	2007E - Research	24.4x	14.7x
	2008E - Research	20.4x	13.1x	2008E - Research	19.7x	12.8x
	• The 17.5x 3/31/07 LTM EBITDA multiple is 51% higher than the 11.6x LTM multiple paid in EDMC • The 15.1x 2007E Research EBITDA multiple is 56% higher than the 9.7x forward multiple paid in EDMC			• The 18.8x 9/30/06 LTM EBITDA multiple is 62% higher than the 11.6x LTM multiple paid in EDMC • The 14.7x 2007E Research EBITDA multiple is 52% higher than the 9.7x forward multiple paid in EDMC		
Timing for Shareholders to Receive Consideration:	• As early as July 9, 2007 for shareholders that tender • Mid-August or later for shareholders that do not tender			• Mid-July		

Notes
1. Reflects premium to the 30-trading day average and 30-days prior to the January 28, 2007 Board of Director meeting when the initial proposal was approved

Morgan Stanley

1

Situation Overview Process Update Since 1/28/07 Merger Announcement Project Honor 2 On January 28, 2007, Loyal announced that it had agreed to be acquired for $60.50 per share Morgan Stanley and Merrill Lynch subsequently initiated a 45-day “go shop” process in which 67 potential investors were contacted, but no superior proposal was submitted On January 30 and February 2, two class action lawsuits were filed and later consolidated On February 5, Select Equity Group submitted a letter to the independent members of the board indicating that it would not support a transaction at $60.50 per share Select made the letter public on February 21 Select, which owned approximately 7% of the outstanding shares at the time, subsequently increased its ownership stake to approximately 10% On March 2, T. Rowe Price (~8% stake) filed a 13D expressing their opposition to the transaction On March 15, BlackRock (~2% stake) published a letter to the Board of Directors indicating that they would not support the transaction Over a period of several weeks beginning on March 28, Special Committee members Dave Wilson and Jim McGuire, along with CEO Doug Becker, began meeting with investors to review the transaction rationale and garner investor support On April 26, KKR and Goldman Sachs announced the $8Bn buyout of Harman International The deal offered existing investors the opportunity to rollover a portion of their investment Morgan Stanley contacted representatives of the Investor Group and suggested a similar structure, which the Investor Group stated they would not consider On June 1, the Investor Group submitted a revised offer for $62.00 cash per share through a tender offer followed by a back-end merger Conditioned on all directors not affiliated with the Investor Group entering into agreement to tender all of their shares

Situation Overview Representative Feedback from “Go Shop” Process Project Honor 3 “Cannot compete on price; negotiated a great transaction; good luck; took a look and respectfully think that what was obtained was not something we can compete with” “Interested in taking a look; heard about no matching right and low breakup fee” "Unlikely we would rally something and top them in 45 days” "Price looks rich and not likely we would do but will take a hard look” "Full price, not a buyer at that price, but interested in sector” "Wouldn't be able to get there on valuation” “Would not approach it alone, but if a group is formed would be willing to take a look as a minority investor”

Summary of Offer Values $ Situation Overview Value Creation Over Time Project Honor 4 Offer Increase: 13% Loyal’s Special Committee turned down three offers prior to the $60.50 announced transaction and negotiated an increase to $62.00 as a condition to the tender offer 50 52 54 56 58 60 62 64 55.00 56.50 59.25 60.50 62.00 9/11/06 Offer 12/6/06 Offer 12/13/06 Offer 12/27/06 Offer 6/1/07 Offer

Situation Overview Recent Share Price Performance Project Honor 5 Loyal’s share price has recently traded within a band reflecting a traditional arbitrage spread of 11%(1), suggesting a price of $60.50 might be approved Source FactSet Loyal Share Price Performance $ ‘000s Agreed upon transaction January 2007 - $60.50 Proposed Transaction – $62.00 Formal “Go-shop” period concludes Announces definitive agreement to be taken private at $60.50/share Notes 1.Assumes average trading price of $59.48 between 1/29/07-5/31/07 and two months until closing 48 50 52 54 56 58 60 62 64 4-Jan-07 23-Jan-07 8-Feb-07 27-Feb-07 15-Mar-07 2-Apr-07 19-Apr-07 7-May-07 31-May-07 Volume Price 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 4,500

Project Honor Section 2 Review of Loyal Operating Outlook

Review of Loyal Operating Outlook Comparison of Key Company Projections Management Case without Acquisitions Project Honor 6 Revenue ($MM) January Model May Model EBITDA (Pre-FAS 123) ($MM) EPS (Post-FAS 123) ($/share) Loyal management provided projections in January based on 2006 and 2007 figures presented to the Board of Directors After releasing 1Q07 earnings in May, Loyal management revisited the projections The Management Case without Acquisitions remains relatively unchanged from the January projections 2011 EBITDA estimates increased by $25MM, primarily as a result of reduced LTIP expense EPS slightly lower in almost every year, with the largest drop in 2011 and 2012 as a result of increased D&A expense in those years 2,674 2,349 2,046 1,758 1,489 1,307 2,688 2,365 2,060 1,768 1,494 1,307 0 500 1,000 1,500 2,000 2,500 3,000 2007 2008 2009 2010 2011 2012 715 592 520 429 338 280 718 617 522 430 341 277 0 200 400 600 800 2007 2008 2009 2010 2011 2012 7.70 6.05 5.08 4.24 3.18 2.46 6.85 5.98 5.07 4.22 3.20 2.44 0.00 2.00 4.00 6.00 8.00 10.00 2007 2008 2009 2010 2011 2012

Review of Loyal Operating Outlook Comparison of Key Company Projections Management Case with Acquisitions  Project Honor • The Management Case with Acquisitions remains relatively unchanged from the January projections – $18MM lower EBITDA in 2007 as a result of anticipated delays in acquisitions – 2011 EBITDA estimates increased by $25MM, primarily as a result of reduced LTIP expense – EPS slightly lower in almost every year, with the largest drop in 2011 and 2012 as a result of increased D&A expense in those years 3,604 3,134 2,699 2,247 1,794 1,464 3,618 3,151 2,713 2,257 1,794 1,403 0 1,000 2,000 3,000 4,000 2007 2008 2009 2010 2011 2012 Revenue ($MM)  965 795 682 547 410 317 968 821 684 548 408 299 0 200 400 600 800 1,000 1,200 2007 2008 2009 2010 2011 2012 EBITDA (Pre-FAS 123) ($MM) 9.29 7.28 5.70 4.21 3.55 2.60 8.43 7.22 5.67 4.22 3.50 2.47 0.00 2.00 4.00 6.00 8.00 10.00 2007 2008 2009 2010 2011 2012 EPS (Post-FAS 123) ($/share) 7 January Model May Model

Review of Loyal Operating Outlook Recent Earnings Announcements 2006 Actual vs. Budget Project Honor 8 Revenue exceeded budget expectations driven by outperformance in Latin America, slightly offset by a miss in the online segment EBIT results missed primarily due to higher overhead expenses in the campus segment and a miss in France Net income exceeded budget as lower non-operating results offset greater overhead costs Results exceeded guidance in most categories except online enrollments and revenue (met guidance) and campus-based enrollment (missed guidance) Fiscal Year 2006 Performance Actual Budget FY 2006 FY 2006 Difference Revenues LATAM $687 $627 $60 Europe 224 210 14 Campus Based Totals 911 837 74 Online 235 250 (15) Total Revenues $1,146 $1,087 $59 EBIT Campus Based - LATAM $150 $149 $2 Campus Based - Europe 28 33 (4) Campus Based - Overhead (24) (14) (10) Campus Based Totals $155 $167 ($13) Online 44 45 (0) Corporate G&A (44) (42) (2) Total EBIT $155 $170 ($15) Total Non-Operating (16) (43) 27 Pre-Tax Income 139 127 12 Net Income (continued ops) $115 $111 $4 EPS (Excl. FAS 123R) $2.17 $2.10 $0.07

Review of Loyal Operating Outlook Recent Earnings Announcements (cont’d) 1Q ’07 Actual vs. Budget Project Honor 9 Loyal reported better than expected revenues and EBITDA for 1Q ‘07 However, EBIT did not meet budget due to higher LATAM and overhead costs Net income and EPS exceeded budget due to lower non-operating expenses EPS results of ($0.06) were in-line with guidance of ($0.04)-($0.06) Note 1. Excludes transaction fees and minority put arrangements First Quarter Fiscal Year 2007 Performance Actual Budget 1Q'07 1Q'07 Difference Revenues LATAM $141 $136 $5 Europe 73 69 4 Campus Based Totals 214 205 9 Online 70 64 5 Total Revenues $284 $270 $14 Financing EBITDA $23 $23 $1 EBIT Campus Based - LATAM ($6) ($5) ($1) Campus Based - Europe 15 15 0 Campus Based - Overhead (7) (6) (1) Campus Based Totals $3 $4 ($1) Online 8 7 1 Corporate G&A (11) (11) (0) Total EBIT ($0) $0 ($1) Minority Interest (2) (2) 1 Non-Operating Other (2) (5) 3 Total Non-Operating (4) (7) 3 Pre-Tax Income (4) (7) 3 Net Income (continued ops) ($3) ($7) $3 EPS (Excl. FAS 123R) (1) ($0.06) ($0.12) $0.06

Review of Loyal Operating Outlook Loyal Operating Outlook Diligence Update Project Honor 10 General Loyal meeting or exceeding budget and guidance in most categories (excluding accounting changes) Business remains on-track despite distraction of transaction Behind schedule in acquisitions, partially due to increase in sellers’ valuation expectations caused by Anhanguera IPO in Brazil Full-year 2007 guidance remains unchanged from January Legal/Accounting Minority put agreement accounting change (non-cash) lowering EPS in 2006 and 2007 Settled IRS issue from 2000 tax returns related to the Prometric sale for $5.5MM plus penalties, which are still being negotiated (possibly offset by $13MM tax credit) Auditors changed from E&Y to PwC after 2006 audit E&Y had indicated material weakness in tax existed; PwC position is that no indication of material weakness or deficiency exists Finance The Company is currently evaluating the terms for a potential loan from Chile to Brazil, which would help fund the Natal acquisition Operations Campus-based Loyal closed on the acquisition of UVB location on March 8 and the acquisition of UNIDEP in May Potential acquisitions of Natal, IUAS Bad-Honnef (Germany) near-term Review of additional acquisitions continues (Mexico, Colombia, France, Spain, China) Online Delay in approval of MSED program by State of Minnesota will adversely affect Q2 enrollments Expansion of University of Liverpool online programs announced

Review of Loyal Operating Outlook 2007 Earnings Outlook 2Q ’07 Forecast vs. Budget Project Honor Revenues in the second quarter are expected to exceed budget in all business segments EBIT remains on-track for the second quarter, with LATAM results expected to offset underperformance in Europe, primarily in Spain, Hospitality and Turkey as well as higher campus overhead expense Net income and EPS expected to beat budget as a result of lower non-operating expenses 11 Second Quarter Fiscal Year 2007 Performance Forecast Budget 2Q '07 2Q '07 Difference Revenues LATAM $217 $213 $4 Europe 63 62 1 Campus Based Totals 280 275 5 Online 71 69 2 Total Revenues $351 $344 $7 EBIT Campus Based - LATAM $64 $63 $1 Campus Based - Europe 5 6 (1) Campus Based - Overhead (7) (6) (1) Campus Based Totals $62 $63 ($1) Online 11 11 0 Corporate G&A (13) (13) 0 Total EBIT ($61) ($61) ($0) Total Non-Operating (9) (14) 4 Pre-Tax Income 52 47 4 Net Income (continued ops) $46 $42 $4 EPS (Excl. FAS 123R) (1) $0.86 $0.78 $0.08

CONFIDENTIAL

Project Honor

Review of Loyal Operating Outlook

Research Commentary

- **Equity research analysts' opinions of Loyal differ significantly**
- **Several analysts anticipate a pullback in share price if the proposed $60.50 transaction is not approved by shareholders**
  - **Expected decrease between 5% to 40%, implying "broken deal" trading values of $42 - $56 per share**

Broker	Date	Price Target / Rating	Commentary
Stifel Nicolaus	3/2/2007	$62 ($62 Before) / Buy	"We would assign the following probabilities to the following scenarios; 60% that the deal goes through as is, 25% that the current price is sweetened by the buyout group, 10% that a higher bid emerges and 5% that no deal is consummated…Assuming the following prices - $60.50 with current deal, $61.50 sweetened price, $62.50 higher bid, and **$58 under no deal** - the implied value is about $60.80."
Signal Hill	3/19/2007	NA (NA Before) / Hold	"In fact, we believe that if the deal is voted down, shareholders would likely be left with a $110 million break-up bill (per the proxy), no Doug Becker and an asset trading well below current levels…**we would expect the stock, largely in the hands of arbitrageurs, to drop 20%-40% from current levels."**
Robert W. Baird	3/20/2007	$60 ($60 Before) / Neutral	"We are maintaining our Neutral rating and $60 price target, which is based on the buyout offer of $60.50 and implied 30.4x our 2007 EPS estimate of $1.99…**If shareholders were to reject the offer, the stock price could decrease to previous levels or below."**
Bear Stearns	4/9/2007	NA (NA Before) / NA	"While holders representing 17% of common stock have indicated their intention to vote against the deal, **given the $3-$8 anticipated drop in share price that would likely occur, the alternative is not so pleasant…should the deal fall through, we would expect the stock to fall 5-10%**, which we would view as a highly attractive buying opportunity."
Lehman Brothers	4/27/2007	$62 ($53 Before) / Equal weight	"…the proposed $60.50 buyout offer, which we view as too low. Assigning a 20x multiple to LAUR's 2010 EPS goal of $5.00 implies a $100 price for LAUR shares in less than 4 years…implied a present value in the low $70s…As such, **we recommend that investors consider not supporting the proposed transaction unless management offers a materially higher price."**

Morgan Stanley

12

Review of Loyal Operating Outlook Risks to Current Public Market Valuation Company Specific Concerns Project Honor 1. Notes See Reg G reconciliation at the end of this presentation for 2003–2005 EPS figures 2. Excludes $0.13 expense from minority share purchase agreement; see Reg G reconciliation in 1 March 2007 earnings press release 3. Implied EPS to reach $5.00/share in 2010 at constant growth rate Management's vision for accelerated EPS growth may be hindered by factors such as slowing enrollment growth in existing markets The publicly disclosed 2010 vision for EPS of $5.00, upon which many analysts base their valuations assumes almost 1000bps higher growth in 2009 and 2010 than projected for 2007 and 2008 Other key factors affecting Loyal’s valuation include: Increased volatility as company expands in higher-risk countries Reduced visibility due to student mix shift towards shorter programs 13 The 2010 “Vision” Implies Accelerating EPS Growth(1) $/Share Source I/B/E/S estimates as of 26 March 2007 EPS Growth Rate: 0.00 1.00 2.00 3.00 4.00 5.00 6.00 0.91 1.26 1.66 2.09(2) 2.48 3.00 5.00 3.91(3) 2003 2004 2005 2006 2007E 2008E 2009E 2010E 19% 21% 29% 29% 26% 32% 38% I/B/E/S Estimates Management “Vision” for 2010 Total Campus-Based Enrollment Growth Excluding Acquisitions % Source Company filings Source Moody’s (2/2/2007) and S&P (1/8/2007); Non investment grade includes Brazil, Costa Rica, Ecuador, Honduras, Panama, Peru and Turkey Percentage of Total Revenue by Country Risk Rating (2) % Percentage of Total Students (Online and Campus-Based) by Type % Assumes No Acquisitions Assumes All Unidentified Acquisitions in Non-Investment Grade Countries 2010E <1 34% (14%) 14% 20% 37% 0% 20% 40% 60% 80% 100% 2003 2006 Investment Grade Non-Investment Grade 11 16 20 20 0 5 10 15 20 25 2003 2004 2005 2006 71% 61% 0% 20% 40% 60% 80% 100% 2003 2006 Undergraduate Typically, Four Years or More in Length Working Adult, Graduate and Online Typically, Two Years in Length

Review of Loyal Operating Outlook Risks to Current Public Market Valuation (cont’d) Competitive Landscape and Public Market Trading Concerns Project Honor Notes 1. Post-secondary education space includes SIC classifications for admin of education programs, business and secretary schools, colleges and universities, data processing schools, job training, junior colleges, schools and educational services, and vocational schools 2. Includes unidentified acquisitions; assumes 80% of acquisitions in non-investment grade countries As competitors enter the international, post-secondary education space, high quality acquisitions are becoming increasingly more difficult and expensive Loyal’s public market valuation is highly sensitive to short-term event risk The stock was down ~20% due to weak inquiries at one division Loyal spent 6 years rebounding from 1998 volatility in stock price 14 International M&A Activity in Post-Secondary Education Space (1) Number of Transactions Per Year 0 20 40 60 80 100 120 1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 Source Thomson Financial; includes all mergers announced from 1980 to 2006 in which target nation was non-USA/Canada Shifting Competitive Landscape 2003 Competitors were local and weak Few international competitors 2006 and Beyond Asia New Oriental (~$1.5Bn USD market capitalization) Raffles, Singapore (~$1.6Bn USD market capitalization) Barings Private Equity potentially enters China market Brazil Anhanguera—raised over $200MM in IPO (~$1Bn USD market capitalization) Estacio de Sa—announced intentions for IPO ($400MM USD estimated annual revenues) Costa Rica Universidad Latina acquired by UNITEC, a large private university in Mexico Mexico Universidad Latinoamericana acquired by Carlyle Group (private equity) Entity controlled by Carlos Slim acquires UNITEC real estate assets Puerto Rico Leeds Equity Partners acquired Instituto de Banca y Comercio, the largest private Puerto Rico based post-secondary institution U.S. strategic players expected to be more active internationally (Apollo Group, EDMC, Career Education) Source FactSet Event Risk Can Have Dramatic Impact on Stock $/Share 40 45 50 55 60 Aug-06 Jul-06 Jun-06 Jun-06 May-06 Apr-06 Mar-06 Laureate announces weak inquiries in online division 4/27/2006 Stock down ~$9, or 19%, over 5-month period Prior Periods of Volatility and Change have Impaired Stock Performance 0 10 20 30 40 50 60 70  Mar-07 Dec-05 Oct-04 Aug-03 May-02 Mar-01 Dec-99 Oct-9 8 Aug-97 Jun-96 Mar-95 Jan-94 Source FactSet 3/3/2000 Sale of Prometric Division 3/3/2003 Sale of K-12 Division 6 Years to Return to 1998 Stock Price

Review of Loyal Operating Outlook Key Recent Market Events Project Honor 15 Apollo Announced positive Q1 results on February 7, 2007, helping the stock rebound from its fourth quarter 23% drop On April 2, 2007, Gregory Capelli, a well-respected research analyst, was hired to run international corporate development On April 25, 2007, Apollo announced that it will not meet its previously disclosed intended filing date of April 30, 2007, but will file its delinquent reports by May 25, 2007 On May 4, 2007, board members Hedy Grovenar and John Blair resigned and will take up board posts at subsidiaries University of Phoenix and Western International University, respectively Career Education On April 2, 2007, the United States District Court dismissed a securities fraud suit filed against certain officers and directors On April 20, 2007, the DOJ dropped its investigation regarding the company’s statements and claims to the DOE Reported earnings after market close on May 3, 2007; shares rose over 20% the next day due to positive signals regarding student starts and enrollment growth Corinthian Colleges Announced several management changes as a part of its turnaround strategy February 26, 2007, appointed Frank Stryjewski as WyoTech division president March 26, 2007, appointed Steve Quattrociocchi as CCi Online division president On March 15, 2007, CalPERS released its annual list of underperforming companies that included COCO DeVry On April 27, reported solid Q3 results; stock rose 16% to its 52-week high as a result of increased student enrollments and an analyst upgrade ITT Educational Services Shares hit 52-week high on May 9, a 25% increase since reporting Q1 improvements in new student enrollments and retention on April 26 Anhanguera Brazilian IPO of education institution Anhanguera increased valuation expectations among owners, slowing down potential sale as they are considering pursuing an IPO Loyal’s “comparable” companies differ in geographic focus and breadth of program offerings resulting in significant differences in valuation across companies Only 20% of Laureate’s business competes with US post-secondary peers The broadly defined peers are bifurcated into two buckets ITT and DeVry continue to outperform expectations on the strength of a focused IT strategy Career Education, Corinthian Colleges, and Apollo have recently turned the corner on accounting issues and their valuations have picked up dramatically

CONFIDENTIAL

Project Honor

Review of Loyal Operating Outlook

Peer Trading Performance Since Announcement

1/25/07 - Current

- **Laureate's peers have traded up recently given idiosyncratic issues**
- **Many investors have been expecting ITT and DeVry to experience slowing growth**
  - **However, they continue to outperform expectations**
  - **April 26: ITT reported Q1 student enrollments up 12.4% Y-O-Y and a 210bps improvement in persistence rates, the single largest improvement since the company began reporting this metric**
  - **April 27: DeVry reported undergraduate student enrollment growth of 5.5% Y-0-Y**
  - **May 3: Career Education announced 12% Y-O-Y growth in both on-campus and online starts; the Company has also announced the dismissal of several pending law suits**

Sector Indexed Share Price Performance Since Offer (1/25/07)
%


160
150
140
130
120
110
100
90
80
1/25/2007
2/12/2007
2/28/2007
3/16/2007
4/3/2007
4/19/2007
5/7/2007
5/31/2007
ESI 49%
CECO 27%
DV 17%
APOL 16%
STRA 13%
COCO 8%
Apollo Group
Career Education
Corinthian Colleges
DeVry
ITT Educational Services
Strayer Education

Source: FactSet

Morgan Stanley

16

CONFIDENTIAL Comparable Companies Analysis Project Honor LTM Aggregate Value / EBITDA(1) (x) 6.2 11.5 18.8 16.6 16.2 16.2 10.8 8.7 17.5 17.2 20.8 17.3 15.4 10.4 5 10 15 20 25 Loyal DeVry ITT Educational Strayer Corinthian Colleges Apollo Group Career Education 1/25/2007 5/31/2007 1/25/07 Average: 13.2x 5/29/07 Average: 15.7x   2007E Aggregate Value / EBITDA(1) (x) 7.8 11.7 8.6 9.6 12.8 13.6 14.6 14.7 9.8 12.5 14.7 18.2 16.6 15.1 5 10 15 20 25 Loyal Strayer ITT Educational DeVry Corinthian Colleges Apollo Group Career Education 1/25/2007 5/31/2007 1/25/07 Average: 11.7x 5/29/07 Average: 14.1x  2008E Aggregate Value / EBITDA(1) (x)  6.9 8.9 7.8 7.8 10.6 11.4 12.0 12.8 10.4 9.9 12.2 14.9 14.0 13.1 5 10 15 20 25 Loyal Strayer ITT Educational DeVry Corinthian Colleges Career Education Apollo Group 1/25/2007 5/31/2007 1/25/07 Average: 9.9x 5/29/07 Average: 11.9x  LTM Price / EPS(1) (x)  16.5 19.9 28.1 28.7 31.6 33.5 34.6 33.8 26.7 37.8 33.4 47.3 41.3 30.8 10 15 20 25 30 35 40 45 50 Loyal DeVry Corinthian Colleges Strayer ITT Educational Career Education Apollo Group 1/25/2007 5/31/2007 1/25/07 Average: 29.5x 5/29/07 Average: 33.9x   2007E Price / EPS(1) (x)  16.7 18.6 20.2 23.8 26.3 27.7 28.3 24.4 27.7 32.4 29.5 33.5 29.8 25.2 10 15 20 25 30 35 40 45 50 Loyal DeVry Corinthian Colleges Strayer ITT Educational Career Education Apollo Group 1/25/2007 5/31/2007 1/25/07 Average: 23.9x 5/29/07 Average: 28.1x  2008E Price / EPS(1) (x) 16.0 15.8 17.8 20.1 22.4 21.2 21.9 19.7 22.1 26.7 24.7 25.6 26.4 20.4 10 15 20 25 30 35 40 45 50 Loyal Corinthian Colleges DeVry Strayer ITT Educational Career Education Apollo Group 1/25/2007 5/31/2007 1/25/07 Average: 19.9x 5/29/07 Average: 23.1x  17 Note 1. Source: Company filings and research; Loyal 1/25/2007 represents a share price of $60.50; 5/31/2007 represents a share price of $62.00

Review of Loyal Operating Outlook R$512MM IPO of Anhanguera Educacional Priced March 8th, 2007 Project Honor 18 Anhanguera Profile Anhanguera Educacional (“Anhanguera”) is one of the main for-profit post secondary institutions in Brazil Anhanguera has 13 campus located in the interior of the State of São Paulo Plans to open 6 new units in 2007 Each campus has an average of 2,000 to 7,000 students Students Enrolled in 2006: 29,579 Anhanguera’s IPO was the first in the Brazilian education sector. The Company went public in March 2007, selling approximately 25% of its shares for R$445MM Anhanguera was the first for-profit post secondary institution to go public in Brazil Offering was rumored to be 10x oversubscribed Source Economática 03/10/07: Acquisition of Faculdade Fênix de Bauru for R$6.5MM 04/10/07: Acquisition of Faculdade Integração Zona Oeste for R$35.6MM Valuation Multiples Source Economática and non-published sources @ IPO Current Note 1. As of May 29, 2007 (1) 03/19/07: Greenshoe Exercised Financial Highlights R$ MM 2004 2005 2006 2007E 2008E Net Revenues 52.1 81.3 112.5 247.9 471.5 EBITDA 8.2 14.5 21.6 52.0 109.1 EBITDA Mg 15.7% 17.9% 19.2% 21.0% 23.1% Net Income 0.4 8.3 11.1 43.3 90.7 Net Debt 6.1 2.9 7.2 (241.5) (138.0) Shds Equity 27.7 54.8 121.6 494.8 585.5 Total Assets 47.1 74.0 166.2 548.1 663.7 Offering Summary Launch Date February 16, 2007 Pricing Date March 8, 2007 Total Offer Amount ( post - s hoe) R$ 512.3 MM Corporate Governance Level 2 Unit Price R$ 18.00 Unit Composition 1ON + 6 PN # Units Offered ( post - shoe) 2 8, 462, 5 00% Primary /% Seco ndary 8 3.3% / 1 6.7% Filing Range R$ 14.00 - 18.00 Ticker (Bovespa) Unit: AEDU11 Operational Highlights 2004 2005 2006 Students Enrolled 10,830 17.571 29,579 New Enrollments 5,678 9,653 14,101 Operational Units 8 10 13 Avg. Monthly Tuition (R$) 466.1 474.5 508.8  Share Price Performance As of May 29, 2007 15 17 19 21 23 25 27 29 31 9-Mar 22-Mar 4-Apr 18-Apr 2-May 15-May 29-May 0 122 245 Volume Price 29.8x 62.4x 22.3x 46.7x 10x 30x 50x 70x '07E P/E '08E P/E '07E P/E '08E P/E

Project Honor Section 3 Valuation Summary

Project Honor Wall Street research projections are generally inline with the management case without acquisitions The management case with acquisitions reflects significantly higher estimates relative to Wall Street research – 41% higher revenue in 2012 – 59% higher EBITDA in 2012 Valuation Summary Loyal Financial Projections Revenue $MM 2,571 2,285 2,030 1,783 1,544 1,337 2,688 2,365 2,060 1,768 1,494 1,307 3,618 3,151 2,713 2,257 1,794 1,403 0 500 1,000 1,500 2,000 2,500 3,000 3,500 4,000 2007 2008 2009 2010 2011 2012 Research Mgmt. without Acq. Mgmt. with Acq. Source Wall Street Equity Research and Company Projections 605 538 465 398 292 253 713 612 517 425 336 270 963 816 679 543 404 292 0 200 400 600 800 1,000 1,200 2007 2008 2009 2010 2011 2012 Research Mgmt. without Acq. Mgmt. with Acq. EBITDA $MM Source Wall Street Equity Research and Company Projections

Valuation Summary Loyal Valuation Summary Project Honor 20 $ Per Share Research Management - Acq. Assumptions Precedent Transactions 11.0-12.0x 2006A EBITDA 9.5-10.5x 2007E EBITDA 9.7x 2007E EBITDA (1) Precedent Premia 20-30% premium on 30 days prior closing price (2) Public Comparables 10.0-15.0x 2007E EBITDA Disc. Future Share Price 9.0-12.0x forward EBITDA Midpoint of 2008-2010 DCF 8.5x terminal multiple 11-13% WACC LBO 6.9x leverage 20-25% returns 8.5-9.5x 2011 forward exit multiple Public Comparables Discounted Cash Flow Leveraged Buyout Disc. Future Stock Price Notes 1. Forward multiple paid for EDMC 2. As of 1/25/07 3. 12-month price targets discounted at 14% $62.00 Offer Management – No Acq. Represents Value at EDMC Transaction Multiple Precedent Transactions Precedent Premia LTM Trading Range Research Price Targets 58 73 62 $48.63 30 Days Prior (2) (3) (2) (2) 41 48 55 56 35 39 40 44 49 56 69 40 46 57 41 63 62 65 53 61 75 56 71 58 48 70 25 30 35 40 45 50 55 60 65 70 75 80 Research Management - No Acquisitions Management - Acquisitions Research Management - No Acquisitions Management - Acquisitions Research Management - No Acquisitions Management - Acquisitions Research Management - No Acquisitions Management - Acquisitions

Valuation Summary Discounted Future Share Price Based on 2010E EPS Project Honor Loyal 2007E P/E Multiple(2) Cost of Equity YE 2009 13.0% 14.0% 15.0% Forward P/E Multiple $4.00 $4.50 $5.00 $4.00 $4.50 $5.00 $4.00 $4.50 $5.00 2010 EPS 15.0x $44.20 $49.73 $55.25 $43.24 $48.65 $54.05 $42.31 $47.59 $52.88 Share Price(1) (18%) (8%) 2% (20%) (10%) 0% (22%) (12%) (2%) % Premium to Current 17.0 $50.10 $56.36 $62.62 $49.01 $55.13 $61.26 $47.95 $53.94 $59.93 (7%) 5% 16% (9%) 2% 14% (11%) 0% 11% 19.0 $55.99 $62.99 $69.99 $54.77 $61.62 $68.46 $53.59 $60.29 $66.99 4% 17% 30% 2% 14% 27% (1%) 12% 24% 21.0 $61.88 $69.62 $77.36 $60.54 $68.10 $75.67 $59.23 $66.63 $74.04 15% 29% 43% 12% 26% 40% 10% 24% 37%

Valuation Summary Loyal Valuation Matrix Project Honor 22 Notes LTM High as of 1/25/2007 Based on 51.583MM shares outstanding, 0.166 restricted shares, and 5.201MM options with an average exercise price of $24.37 Based on Q1 2007 net debt of $415MM including $530MM debt, $62MM minority interest, and $115MM of cash Assumes $300MM high yield issuance on 6/30/07 Based on adjusted aggregate value which includes net debt of $538MM as of 6/30/07E for management with acquisitions case Represents EDMC Transaction Multiple; 2006E EBITDA multiple corresponds to $36/share for Loyal Loyal Valuation Matrix Premium / Discount to Equity Agg. Mgmt. with Acq. Research Mgmt. with Acq. Research Research Share 30 Days LTM LTM Value (2) Value (3) Price/Earnings (4) Price/Earnings Agg. Value/EBITDA (5) Agg. Value/EBITDA Equity Value/FCF Price 1/25/2007 Prior Sep. 8th High (1) Low ($Bn) ($Bn) 2006A 2007E 2008E 2007E 2008E 2006A 2007E 2008E 2007E 2008E 2007E 2008E Statistic $53.92 $48.63 $46.97 $55.22 $40.52 $110 $134 $196 $135 $166 $211 $292 $404 $253 $292 $90 $151 $40.00 (26%) (18%) (15%) (28%) (1%) $2,151 $2,567 19.4x 16.0x 11.0x 15.9x 12.9x 12.2x 9.2x 6.7x 10.1x 8.8x 24.0x 14.2x 42.50 (21%) (13%) (10%) (23%) 5% 2,294 2,709 20.7 17.1 11.7 16.9 13.7 12.8 9.7 7.0 10.7 9.3 25.6 15.2 45.00 (17%) (7%) (4%) (19%) 11% 2,436 2,851 22.0 18.1 12.4 18.0 14.6 13.5 10.2 7.4 11.3 9.8 27.2 16.1 47.50 (12%) (2%) 1% (14%) 17% 2,578 2,994 23.3 19.2 13.1 19.1 15.4 14.2 10.7 7.7 11.8 10.3 28.8 17.0 50.00 (7%) 3% 6% (9%) 23% 2,721 3,136 24.6 20.3 13.9 20.1 16.3 14.9 11.2 8.1 12.4 10.7 30.3 18.0 52.50 (3%) 8% 12% (5%) 30% 2,863 3,278 25.9 21.3 14.6 21.2 17.1 15.5 11.7 8.4 12.9 11.2 31.9 18.9 55.00 2% 13% 17% (0%) 36% 3,005 3,421 27.1 22.4 15.3 22.2 18.0 16.2 12.1 8.8 13.5 11.7 33.5 19.9 57.50 7% 18% 22% 4% 42% 3,148 3,563 28.4 23.4 16.0 23.3 18.9 16.9 12.6 9.1 14.1 12.2 35.1 20.8 60.50 12% 24% 29% 10% 49% 3,332 3,747 30.1 24.8 17.0 24.6 20.0 17.8 13.3 9.6 14.8 12.8 37.2 22.0 62.00 15% 27% 32% 12% 53% 3,404 3,819 30.7 25.4 17.4 25.2 20.4 18.1 13.5 9.8 15.1 13.1 38.0 22.5 65.00 21% 34% 38% 18% 60% 3,575 3,990 32.3 26.6 18.2 26.4 21.4 18.9 14.1 10.2 15.8 13.7 39.9 23.6 67.50 25% 39% 44% 22% 67% 3,717 4,133 33.6 27.7 19.0 27.5 22.3 19.6 14.6 10.5 16.3 14.2 41.5 24.6 70.00 30% 44% 49% 27% 73% 3,860 4,275 34.9 28.7 19.7 28.5 23.1 20.3 15.1 10.9 16.9 14.6 43.0 25.5 Indicates 12/27/06 Offer Indicates 6/1/07 Offer

Valuation Summary Selected Precedent Transactions 23 For-Profit Education—AV/LTM EBITDA x Median: 11.8x Target Acquirer Project Honor Education Mgmt. Corp. Goldman Sachs/ Providence Universidad Europea de Madrid Laureate Institute for Executive Development (“IEDE”) Laureate American Education Centers Inc. Education Mgmt. Corp. CDI Education Corporation Corinthian Career Choices/ East Coast Aero Tech. Corinthian Whitman Education Group Inc. Career Education Dominica Management, Inc. (Ross University) DeVry University Financial Training Company Kaplan Concorde Career Colleges Liberty Partners Educate Sterling Capital (2) Note 1. Based on Wall Street research estimates, Loyal trading multiples as of 1/25/07 2. Pending 3. Based on closing price 30 days prior to initial announcement on 1/28/07 Agg. Value ($MM) 3,145 173 7 116 37 59 232 310 89 97 516 The EDMC transaction represented a 19% and 16% premium to the company’s then EBITDA and P/E trading multiples The proposed transaction represents a 18% and 29% premium on an EBITDA and P/E basis to Loyal’s trading multiples based on the 30- days prior closing price (3) The long-term EPS growth rate of EDMC at the time of the transaction was 20% and Loyal’s is currently 22% Comparison of Trading versus Acquisition Multiples (1) Trading Acquisition LT EBITDA P/E EBITDA P/E % Premium to Trading (3) Growth LTM Forward Forward LTM Forward Forward EBITDA P/E EDMC 20% 9.8x 8.1x 23.8x 11.6x 9.7x 27.6x 18.6% 16.0% Loyal @ $62.00 22% 14.8x 12.1x 19.5x 17.5x 15.1x 25.2x 18.1% 28.9% 12.4 14.8 8.8 6.6 11.6 12.0 12.8 9.9 N/A N/A N/A 0.0 4.0 8.0 12.0 16.0 Mar-03 Mar-03 Mar-03 Jun-03 Jun-03 Jun-03 Apr-04 Dec-04 Mar-06 Jun-06 Sep-06

Valuation Summary Discounted Future Stock Price Analysis Research Project Honor 24 Loyal Discounted Share Price: Based on Forward EBITDA Multiple Range of 10.0x – 12.0x (1) $ 292 398 465 538 20.7% CAGR 22% 15% 36% 17% 16% Growth (%): Assuming a forward EBITDA range of 10.0x – 12.0x and assuming the Company meets its projections through 2008, the net present value of the implied future stock price until 12/31/08 would be $39 - $66 The net present value after 12/31/08 increases to $57 - $70 1-Year Forward EBITDA Estimates ($): 253 39/49 47/58 66/81 79/96 90/112 Projected Future Share Price ($): Notes Assumes 10.0x-12.0x and 14% cost of equity Assumes only 50% of cash available for repatriation to pay down debt Based on future share price and 1-Year forward EPS estimates of $2.49, $3.08, $3.92, and $4.63 respectively 15.7x/19.6x 15.2x/18.7x 17.0x/20.7x 17.1x/20.7x NA Implied Forward P/E Multiple(3): Current $62.00/share $68 $70 $39 $43 $54 $57 $59 $53 $66 30 45 60 75 12/31/2006 12/31/2007 12/31/2008 12/31/2009 12/31/2010 $48

Valuation Summary Discounted Future Stock Price Analysis Management Without Acquisitions Project Honor 25 Loyal Discounted Future Share Price: Based on Forward EBITDA Multiple Range of 9.0x – 11.0x (1)(2) $ 270 336 425 517 612 22.8% CAGR 28% 25% 27% 22% 18% Growth (%): Assuming a forward EBITDA range of 9.0x – 11.0x and assuming the Company meets its projections through 2008, the net present value of the implied future stock price until 12/31/08 would be $37 - $61 The net present value after 12/31/08 increases to $52 - $68 1-Year Forward EBITDA Estimates ($): 37/47 46/58 59/75 73/91 87/108 Projected Future Share Price ($): Notes Assumes 9.0x-11.0x EBITDA multiple and 14% cost of equity Assumes only 50% of cash is available for repatriation to pay down debt Based on future share price and 1-Year forward EPS estimates of $2.44, $3.20, $4.22, $5.07, and $5.98 respectively 15.2x/19.3x 14.3x/18.2x 14.1x/17.7x 14.4x/18.0x 14.6x/18.1x Implied Forward P/E Multiple(3): Current $62.00/share $37 $42 $48 $52 $55 $65 $54 $68 $61 30 40 50 60 70 12/31/2006 12/31/2007 12/31/2008 12/31/2009 12/31/2010 $47

Valuation Summary Discounted Future Stock Price Analysis Management With Acquisitions Project Honor 26 Loyal Discounted Share Price: Based on Forward EBITDA Multiple Range of 9.0x – 11.0x (1)(2) $ 1-Year Forward EBITDA Estimates ($): 292 404 543 679 816 29.3% CAGR Assuming a forward EBITDA range of 9.0x – 11.0x and assuming the Company meets its projections through 12/31/08, the net present value of the implied future stock price would be $41 - $75 The net present value after 12/31/08 increases to $65- $86 38% 38% 35% 25% 20% Growth (%): 41/52 54/69 73/92 91/115 111/138 Projected Future Share Price ($): Notes Assumes 9.0x-11.0x EBITDA multiple and 14% cost of equity Assumes only 50% of cash is available for repatriation to pay down debt Based on 1-year forward EPS estimates of $2.47, $3.50, $4.22, $5.67, and $7.22 respectively 16.6x/21.0x 15.4x/19.7x 17.3x/21.9x 16.2x/20.3x 15.4x/19.2x Implied Forward P/E Multiple(3:) Current $62.00/share $41 $50 $59 $65 $69 $86 $82 $64 $75 35 50 65 80 95 12/31/2006 12/31/2007 12/31/2008 12/31/2009 12/31/2010 $52

Valuation Summary LBO Analysis Assumes Capital Structure Based on April 2007 Rating Agency Presentation Project Honor 27 The capital structure assumes: Rollover debt of $150MM Term loan B of $585MM Senior notes of $685MM Senior unsecured notes of $310MM 10% option pool for management  Research Case YE 2011 Illustrative IRR Forward Exit Multiple 20.0% 22.5% 25.0% 8.5x $44 $42 $40 9.0x $46 $44 $42 9.5x $48 $46 $43  Management Case without Acquistions YE 2011 Illustrative IRR Forward Exit Multiple 20.0% 22.5% 25.0% 8.5x $51 $48 $46 9.0x $53 $51 $48 9.5x $56 $53 $50  Management Case with Acquistions YE 2011 Illustrative IRR Forward Exit Multiple 20.0% 22.5% 25.0% 8.5x $64 $61 $57 9.0x $68 $64 $60 9.5x $71 $67 $63

Project Honor Appendix A Supplemental Analysis

Supplemental Analysis DCF Analysis Project Honor 28 Notes Based on $415MM net debt at 3/31/07 Based on 51.583MM shares outstanding, 0.166 restricted shares, and 5.201MM options with an average exercise price of $24.37 Management Case without Acquisitions As of June 30, 2007 11.0% 12.0% 13.0% Discount Rate 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 2011 Forward Exit Multiple Present Value of: Cash Flows $601 $601 $601 $586 $586 $586 $572 $572 $572 Terminus 3,063 3,255 3,446 2,942 3,126 3,310 2,827 3,004 3,180 Aggregate Value $3,664 $3,856 $4,047 $3,528 $3,712 $3,896 $3,398 $3,575 $3,752 Equity Value (1) 3,161 3,353 3,544 3,025 3,209 3,393 2,895 3,072 3,248 Value per Share (2) $58 $61 $65 $55 $59 $62 $53 $56 $59 % Value in Terminus 84% 84% 85% 83% 84% 85% 83% 84% 85% Implied Perpetual Growth 4% 5% 5% 5% 6% 6% 6% 7% 7% Implied 2007E EBITDA Mult. 13.6x 14.3x 15.0x 13.1x 13.8x 14.5x 12.6x 13.3x 13.9x Research Case As of June 30, 2007 11.0% 12.0% 13.0% Discount Rate 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 2011 Forward Exit Multiple Present Value of: Cash Flows $461 $461 $461 $449 $449 $449 $438 $438 $438 Terminus 2,689 2,857 3,025 2,583 2,744 2,905 2,481 2,636 2,791 Aggregate Value $3,150 $3,318 $3,486 $3,032 $3,193 $3,355 $2,920 $3,075 $3,230 Equity Value (1) 2,734 2,902 3,070 2,617 2,778 2,939 2,504 2,659 2,815 Value per Share (2) $50 $53 $56 $48 $51 $54 $46 $49 $52 % Value in Terminus 85% 86% 87% 85% 86% 87% 85% 86% 86% Implied Perpetual Growth 6% 6% 6% 7% 7% 7% 8% 8% 8% Implied 2007E EBITDA Mult. 12.4x 13.1x 13.8x 12.0x 12.6x 13.2x 11.5x 12.1x 12.8x

Supplemental Analysis DCF Analysis Project Honor 29 Notes Based on $415MM net debt at 3/31/07 Based on 51.583MM shares outstanding, 0.166 restricted shares, and 5.201MM options with an average exercise price of $24.37 Management Case with Acquisitions As of June 30, 2007 11.0% 12.0% 13.0% Discount Rate 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 2011 Forward Exit Multiple Present Value of: Cash Flows $323 $323 $323 $310 $310 $310 $298 $298 $298 Terminus 4,080 4,335 4,590 3,919 4,164 4,409 3,765 4,001 4,236 Aggregate Value $4,403 $4,658 $4,913 $4,229 $4,474 $4,719 $4,063 $4,298 $4,534 Equity Value (1) 3,865 4,120 4,375 3,691 3,936 4,181 3,525 3,760 3,996 Value per Share (2) $71 $75 $80 $68 $72 $77 $65 $69 $73 % Value in Terminus 93% 93% 93% 93% 93% 93% 93% 93% 93% Implied Perpetual Growth 5% 5% 6% 6% 6% 7% 7% 7% 8% Implied 2007E EBITDA Mult. 15.1x 16.0x 16.8x 14.5x 15.3x 16.2x 13.9x 14.7x 15.5x

Supplemental Analysis DCF Tax Sensitivity Management Case With Acquisitions Project Honor 30 Notes 1. Base case equal to $72/share assuming company’s tax rate projections which range from 9-20% depending on year (1) 11.0% 12.0% 13.0% Discount Rate Tax Rate 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 8.0x 8.5x 9.0x 2011 Forward Exit Multiple 10.0% $72 $76 $81 $68 $73 $77 $65 $70 $74 Equity Value/Share 1.2% 1.1% 1.1% 1.2% 1.2% 1.1% 1.3% 1.2% 1.1% % Premium from Base Case 15.0% $70 $75 $80 $67 $72 $76 $64 $68 $73 (0.6%) (0.6%) (0.6%) (0.6%) (0.6%) (0.6%) (0.7%) (0.6%) (0.6%) 20.0% $69 $74 $78 $66 $70 $75 $63 $67 $72 (2.5%) (2.3%) (2.2%) (2.5%) (2.4%) (2.2%) (2.6%) (2.4%) (2.3%) 22.0% $69 $73 $78 $65 $70 $74 $62 $67 $71 (3.2%) (3.0%) (2.8%) (3.3%) (3.1%) (2.9%) (3.4%) (3.1%) (3.0%) 25.0% $68 $72 $77 $65 $69 $74 $62 $66 $70 (4.3%) (4.0%) (3.8%) (4.4%) (4.1%) (3.9%) (4.5%) (4.2%) (4.0%) 30.0% $66 $71 $76 $63 $68 $72 $60 $65 $69 (6.1%) (5.7%) (5.4%) (6.3%) (5.9%) (5.5%) (6.4%) (6.0%) (5.7%) 35.0% $65 $70 $75 $62 $67 $71 $59 $63 $68 (8.0%) (7.5%) (7.0%) (8.2%) (7.6%) (7.2%) (8.4%) (7.8%) (7.4%) Management Case with Acquisitions As of June 30, 2007

Project Honor Supplemental Analysis Loyal Recent Cost Basis Estimation Growth GARP Value Hedge Other 47 45 34 34 38 35 16 16 13 13 3 44 46 1 1 2 1 2 4 3 0 20 40 60 80 100 1Q07 4Q06 3Q06 2Q06 Investor Distribution As a % of Institutional Investor Type Note 1. As of 1Q07. Excludes index funds 31 Source Thomson Financial Services, Factset Increase in Position Decrease in Position Top 30 Current Institutional Investors in Laureate Education (1) Position In Shares (000s) Institutional Investor Style Equity Assets ($Bn) % of TSO Estimated Effective Cost Per Share March-07 December-06 September-06 June-06 March-06 December-05 September-05 June-05 T. Rowe Price Associates GARP 233.2 8.2 $49.56 4,227.8 4,240.2 4,169.6 3,934.5 3,538.8 2,560.2 2,571.3 1,954.5 Select Equity Group, Inc. GARP 6.2 7.9 $50.87 4,052.7 3,073.3 2,373.5 1,790.3 1,671.4 2,113.3 2,928.6 2,344.2 William Blair & Company Growth 41.2 7.0 $47.92 3,602.0 4,942.5 4,444.5 4,017.0 3,611.3 3,624.4 3,528.5 2,947.3 Sowood Capital Management, L.P. Hedge Fund 2.5 2.8 $57.18 1,444.8 0.0 0.0 0.0 0.0 0.0 0.0 0.0 BlackRock Financial Management, Inc. Core Growth 52.8 2.7 $52.47 1,387.3 1,117.8 1,213.3 1,503.2 1,123.0 880.6 791.1 844.1 Prescott Investors, Inc. Core Growth 1.4 2.6 $50.91 1,326.6 1,327.1 1,326.9 1,326.9 1,326.9 1,326.9 1,326.9 1,328.4 Westfield Capital Management Company Core Growth 10.0 2.4 N/A 1,218.4 1,287.3 1,324.1 1,339.5 1,379.8 1,414.6 1,644.4 1,683.2 Pequot Capital Management, Inc. Aggres. Gr. 5.3 2.3 $53.81 1,196.5 542.2 127.0 0.0 0.0 0.0 0.0 0.0 Ruane, Cunniff & Goldfarb GARP 12.6 1.6 $49.99 810.8 701.4 701.7 564.4 275.9 279.7 279.7 279.7 EARNEST Partners, LLC Core Value 19.5 1.2 $50.56 620.7 626.4 644.0 681.1 683.5 498.8 437.6 345.5 D. E. Shaw & Co. Hedge Fund 47.3 1.1 $57.04 587.5 0.0 7.0 10.2 0.0 0.0 0.0 0.0 Alpine Associates L.P. Hedge Fund 2.6 1.0 $57.18 536.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Geneva Capital Management Ltd. Aggres. Gr. 1.3 1.0 $49.18 490.9 360.9 335.2 0.0 0.0 0.0 0.0 0.0 Next Century Growth Investors Aggres. Gr. 2.0 0.8 $48.11 432.4 428.3 410.5 636.6 617.8 592.1 576.1 471.3 Kalmar Investments GARP 2.5 0.8 $50.19 420.4 1,049.7 1,064.1 1,066.9 1,078.0 1,012.6 1,005.0 964.5 Westchester Capital Management, Inc. Hedge Fund 1.8 0.8 $57.18 420.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Gilder, Gagnon, Howe & Co., L.L.C. GARP 9.7 0.8 $47.89 412.4 428.2 428.9 433.5 442.6 451.8 241.0 0.0 Millennium Management Core Value 12.2 0.8 $54.41 401.6 70.6 17.4 146.3 8.5 0.0 0.0 9.2 Teacher Retirement System of Texas GARP 72.1 0.8 $49.10 393.3 392.3 387.9 386.8 363.0 367.0 368.0 364.0 Eaton Vance Management Core Growth 46.4 0.7 $57.18 379.8 312.2 441.6 492.7 520.2 520.2 520.2 597.7 Minneapolis Portfolio Management Group, L.L.C. Growth 0.6 0.7 $47.47 371.2 470.3 441.2 291.0 262.2 236.2 220.5 162.2 Rockbay Capital Advisors Hedge Fund 0.4 0.7 $57.18 343.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Roxbury Capital Management Core Growth 2.8 0.6 $46.83 296.0 825.5 749.4 650.7 708.8 687.5 758.5 494.8 Findlay Park Partners LLP Aggres. Gr. 1.8 0.6 $47.96 291.4 291.4 291.4 180.5 0.0 0.0 0.0 0.0 J.P. Morgan Securities Broker-Dealer 3.3 0.5 $56.98 269.4 0.2 4.9 0.0 0.0 0.0 0.0 0.0 Steadfast Financial, L.L.C. Core Value 0.8 0.5 $57.18 269.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Neuberger Berman GARP 91.4 0.5 $48.63 261.9 656.9 649.0 668.9 500.4 466.8 431.1 326.1 Cortland Associates, Inc. GARP 0.3 0.5 $49.50 260.4 263.7 267.6 267.1 258.1 257.3 255.8 257.6 College Retirement Equities Fund GARP 179.3 0.5 $50.42 258.6 233.0 232.1 259.8 269.5 258.0 255.4 214.2 SuttonBrook Capital Management, L.P. Hedge Fund 1.7 0.5 $57.18 240.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Total 52.8 27,222.8 23,641.5 22,052.8 20,647.7 18,639.6 17,547.9 18,139.4 15,588.3 Volume Weighted Average Price by Quarter $57.18 $50.91 $45.95 $49.19 $53.06 $50.65 $45.47 $45.27

Supplemental Analysis Wall Street Research Perspectives Prior to 1/28/07 Merger Announcement Project Honor 32 Loyal trading at $53.92(1) The average of the present value of research analyst stock price targets was $52.72, which represented a 2% discount to the then current stock price Notes As of 1/25/2007 Based on 12-month price target and 14% cost of equity; N/A indicates that broker does not indicate time frame for price target Price % Premium to PV of Price Valuation EPS Estimates Firm Date Target to Current Target (2) Methodology Recommendation 2007E 2008E 2009E Stifel Nicolaus 10/20/2006 $62.00 15% $56.31 P/E Multiple Buy $2.50 NA NA Morgan Stanley 1/19/2007 $60.00 11% $52.75 DCF/EVA Overweight $2.60 $3.35 $4.06 Robert W. Baird 11/22/2006 $60.00 11% $53.85 P/E Multiple Outperform $2.50 NA NA Credit Suisse 10/20/2006 $60.00 11% $54.50 P/E Multiple Outperform $2.50 NA NA Piper Jaffray 10/20/2006 $60.00 11% N/A P/E Multiple Outperform $2.49 NA NA SunTrust Robinson 10/19/2006 $58.00 8% $52.70 P/E Multiple Buy $2.41 NA NA Citigroup 12/19/2006 $57.00 6% $50.67 DCF Hold $2.42 $3.01 NA Bank of America 1/22/2007 $55.00 2% $48.30 P/E Multiple Neutral $2.50 $3.06 NA BMO Capital Markets 10/20/2006 $55.00 2% N/A P/E Multiple Outperform $2.47 NA NA Lehman Brothers 10/20/2006 $53.00 (2%) N/A P/E Multiple Equal Weight $2.46 NA NA William Blair & Co. 11/27/2006 N/A N/A N/A P/E Multiple Outperform $2.48 NA NA Signal Hill 10/20/2006 N/A N/A N/A P/E Multiple Buy $2.51 $3.05 NA Mean $58.00 8% $52.72 $2.49 $3.12 $4.06 Median $59.00 9% $52.75 $2.50 $3.06 $4.06

Supplemental Analysis Transaction Sources & Uses - $60.50/Share Offer Source: April 2007 Rating Agency Presentation Project Honor 33 Notes Based on 3/31/07 adjusted LTM EBITDA of $250MM Sources of Funds Uses of Funds ($MM) ($MM) Debt: Leverage (1) Purchase Equity 3,319 Rollover Debt (2) 150 4% 0.6x Rollover Debt 150 Term Loan B 585 15% 2.9x Repay Existing Debt 378 Senior Unsecured Notes 685 17% 5.7x Minimum Cash Balance 10 Senior Subordinated Notes 310 8% 6.9x Fees 146 Total Debt $1,730 43% 6.9x Cash on Balance Sheet $91 2% Total Equity $2,182 55% Total Sources $4,003 100% Total Uses $4,003

Project Honor Appendix B Other Considerations

Other Considerations Laureate’s EBITDA Multiple Exceeds Recent LBO Transactions (1) Project Honor LTM EBITDA Multiple x 34 8.8 9.0 9.4 9.8 14.6 12.3 11.6 17.5 8.9 10.2 12.0 8.2 10.5 14.4 18.1 12.1 11.6 9.8 9.3 10.6 9.2 7.5 14.1 12.3 0.0 2.0 4.0 6.0 8.0 10.0 12.0 14.0 16.0 18.0 20.0 Nov-03 Mar-04 Apr-04 Jun-04 Jul-04 Sep-04 Oct-04 Jul-05 Mar-05 May-05 Jun-05 Nov-05 Mar-06 Mar-06 May-06 May-06 Jun-06 Aug-06 Nov-06 Nov-06 Dec-06 Dec-06 Dec-06 Dec-06 Feb-07 Source Capital IQ and Thomson Median 10.6x Laureate LBO 17.5x Note 1. U.S. LBO transactions between $2Bn–$9Bn, 1 January 2003–15 March 2007, excluding REITS Company MGM Extended Stay America Insight Comm. Wyndham Int’l EDMC Kerzner Int’l West Corp. Aleris Int’l OSI Restaurant Partners PanAmSat Corp. Station Casinos Loews Cineplex Readers Digest Select Medical La Quinta Sabre Holdings Michaels Stores Texas Genco Holdings Warner Music Group ADESA Triad Hospitals ARAMARK Corp Toys “R” Us Inc. Realogy Corp. Neiman Marcus Group N/A

Other Considerations Unprecedented Equity Contribution Level in an LBO Transaction Project Honor Notes U.S. LBO transactions between $2Bn–$9Bn, 1 January 2003 – 15 March 2007, excluding REITS Equity contribution calculated as a percentage of total aggregate value 35 Source Proxy statements Equity Contribution (1) % Company MGM Extended Stay America Insight Comm. Wyndham Int’l (2) EDMC Kerzner Int’l West Corp. Aleris Int’l OSI Restaurant Partners PanAmSat Corp. Station Casinos Loews Cineplex Readers Digest Select Medical La Quinta Sabre Holdings Michaels Stores Texas Genco Holdings Warner Music Group ADESA Triad Hospitals ARAMARK Corp. Toys “R” Us Inc Realogy Corp. Neiman Marcus Group Equity Contribution ($MM): 1,050 447 680 898 1,600 762 1,300 1,445 550 500 710 1,300 1,780 783 1,441 2,095 1,012 2,184 1,990 1,000 1,003 815 N/A 1,386 830 Median 26.8% Laureate LBO 55% ($2,182MM) N/A 31 17 30 17 20 15 40 35 24 24 31 26 28 30 31 24 22 27 36 20 17 28 24 33 0 10 20 30 40 50 60 Nov-03 Mar-04 Apr-04 Jun-04 Jul-04 Sep-04 Oct-04 Mar-05 May-05 Jun-05 Jul-05 Nov-05 Mar-06 Mar-06 May-06 May-06 Jun-06 Aug-06 Nov-06 Nov-06 Dec-06 Dec-06 Dec-06 Dec-06 Feb-07